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Exhibit No. 12


                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                                              Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                       2002             2001            2000            1999            1998
                                                     --------          ------          ------          ------          ------
Income before income taxes                             $981.4          $587.6           $31.8          $412.2          $661.1
                                                     --------          ------          ------          ------          ------
Fixed Charges:
    Interest and amortization on indebtedness            75.1            53.4            81.1            79.8            64.6
    Portion of rents representative
         of the interest factor                           5.6             7.4             8.0             6.8             6.7
                                                     --------          ------          ------          ------          ------
Total fixed charges                                      80.7            60.8            89.1            86.6            71.3
                                                     --------          ------          ------          ------          ------
Total income available for fixed charges(1)          $1,062.0          $647.7          $118.0          $495.6          $728.9
                                                     ========          ======          ======          ======          ======
Ratio of earnings to fixed charges                       13.2            10.7             1.3             5.7            10.2
                                                     ========          ======          ======          ======          ======

(1) Excludes interest capitalized, net of amortized interest, of $.1 million, $.7 million, $2.9 million, $3.2 million, and $3.5 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively.